As filed with the Securities and Exchange Commission on December 24, 1998
                                                      REGISTRATION NO. 333-65399
================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     ___________

                                   AMENDMENT NO. 1
                                          TO
                          REGISTRATION STATEMENT ON FORM S-3
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                     ___________

                                  RESPONSE USA, INC.
                (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                            22-3088639
     (State or jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                                  11-H PRINCESS ROAD
                           LAWRENCEVILLE, NEW JERSEY 08648
                                    (609) 896-4500
         (Address, Including Zip Code, and Telephone Number, Including Area
                  Code, of Registrant's Principal Executive Offices)

                             RICHARD M. BROOKS, PRESIDENT
                                  11-H PRINCESS ROAD
                           LAWRENCEVILLE, NEW JERSEY 08648
                                    (609) 896-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area
                             Code, of Agent For Service)

                                      COPIES TO:

                                KENNETH R. KOCH, ESQ.
                     SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
                                   551 FIFTH AVENUE
                               NEW YORK, NEW YORK 10176
                        (212) 661-6500 / (212) 697-6686 (Fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX.

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

                           CALCULATION OF REGISTRATION FEE


=============================================================================================
                                                   PROPOSED     PROPOSED
                                      AMOUNT TO     MAXIMUM      MAXIMUM
                                          BE       OFFERING     AGGREGATE
TITLE OF EACH CLASS OF                REGISTERED     PRICE      OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED            (1) (2)     PER SHARE      PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common Stock, par value $.008          119,632       $4.625     $  553,298      $  163.22
per share ("Common Stock"),
issued in connection with a
financing (the "Financing Shares")
---------------------------------------------------------------------------------------------
Common Stock issued in                 949,648       $4.625     $4,392,122      $1,295.68
connection with acquisitions (the
"Acquisition Shares")
---------------------------------------------------------------------------------------------
TOTAL                                1,069,280                                  $1,458.90(3)
=============================================================================================


(1) Determined pursuant to Rule 457(C) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee.

(2) In addition, the Registrant hereby registers such additional shares as may be issued pursuant to certain anti-dilution protection pursuant to Rule 416 of the Securities Act of 1933, as amended.

(3)  Of such amount, $1,431.61 was previously paid and $27.29 is included herewith.
                         ___________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED DECEMBER 23, 1998

PROSPECTUS
----------

                                  RESPONSE USA, INC.
                                  11-H PRINCESS ROAD
                           LAWRENCEVILLE, NEW JERSEY 08648
                                    (609) 896-4500

                           1,069,280 Shares of Common Stock

     Certain shareholders of Response USA, Inc. are offering and selling 1,069,280 shares of common stock under this prospectus. See the "Plan of Distribution" on page 12.

     The company will not receive any proceeds from the sale of the common stock by the selling stockholders.

     Information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.


                        Nasdaq SmallCap Market Symbol-- "RSPN"


     On December 21, 1998, the closing bid price of the common stock as reported by the Nasdaq SmallCap Market was approximately $3.375.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
     SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is January ___, 1999.

     The following is a summary of publicly available information about our company. You should read all of this prospectus, especially the section "Risk Factors" starting on page 4, and the current public information and audited financial statements described in "Where You Can Find More Information" on page 13 of this prospectus, before deciding whether to purchase the common stock offered in this prospectus.

     When we use the term the "Company" in this prospectus, unless the context indicates otherwise, we mean Response USA, Inc., United Security Systems, Inc., Emergency Response Systems, Inc., Response Ability Systems, Inc., The Jupiter Group, Inc. (doing business as Triple A Patrol), Organization for Enhanced Capability, Inc., and Response Acquisition Corp., which are wholly owned subsidiaries of Response USA, and HealthLink, Ltd., an entity in which Response USA, Inc. owns a 50% equity interest.

                                       SUMMARY

THE COMPANY

     The Company sells, monitors, installs and maintains home and business security systems, and personal emergency response systems.

     Our security products are installed in homes and businesses to detect burglary or fire, and to monitor and protect the home, office or property. Most of the systems use the customer's telephone line to automatically notify one of the Company's monitoring stations when an emergency may have occurred. When one of the Company's monitoring stations receives a notification, the monitoring station personnel determines the type of emergency signal received from the customer's system and contacts the police or fire department in the customer's area.

     We also sell and monitor personal emergency response systems. The systems are generally used by the elderly and the disabled, and can be activated by the user by pressing a button on the transmitter that is part of the system or
automatically, in the case of heat or smoke suggesting fire.   When activated,
the system establishes two-way voice contact with one of the Company's monitoring stations.

     We provide security monitoring products and services to home and small business customers in the States of New York, New Jersey, Pennsylvania, Delaware, Maryland and Connecticut. We provide our personal emergency response system products to customers throughout the United States.

     The Company is a Delaware corporation, organized in March 1992. Our principal executive offices are located at 11-H Princess Road, Lawrenceville, New Jersey 08648, and our telephone number is 609-896-4500.

                                     THE OFFERING


Securities Offered . . . . . .     1,069,280 shares of Common Stock.
Use of Proceeds  . . . . . . .     The Company will not receive any of the
                                   proceeds from the sale of Common Stock
                                   offered by the Selling Stockholders hereby.
Risk Factors . . . . . . . . .     The securities offered hereby involve a high
                                   degree of risk. See "RISK FACTORS."
Offering Price . . . . . . . .     All or part of the shares of Common Stock
                                   offered hereby may be sold from time to time
                                   in amounts and on terms to be determined by
                                   the Selling Stockholders at the time of sale.
Nasdaq Trading Symbol  . . . .     "RSPN."

                                     RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS IS SUBJECT TO MANY RISKS. WE SUMMARIZE SOME OF THE MOST SERIOUS RISKS BELOW. THE COMPANY IS ALSO SUBJECT TO MORE GENERAL RISKS DESCRIBED IN THE SECTION "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS" BEGINNING ON PAGE 14. YOU SHOULD READ AND UNDERSTAND ALL OF THE RISK FACTORS BEFORE MAKING A DECISION TO INVEST.

HISTORY OF LOSSES AND RISK OF FUTURE LOSSES

     We had net losses of $18,054,144 for fiscal 1997 and $12,875,836 for fiscal 1998. We had an accumulated deficit of $48,924,414 at September 30, 1998. We expect that such losses will continue for the foreseeable future. In addition, our future plans are subject to risks and uncertainties that may cause us to continue to suffer substantial losses from operations. We cannot assure you that the Company's operations will ever become profitable. Even if we become profitable, we cannot assure you that we will be able to maintain profitability.

HIGHLY LEVERAGED; ADDITIONAL PAYMENTS RELATING TO FINANCING ARRANGEMENTS

     As of November 30, 1998, the Company had approximately $37,300,000 of indebtedness outstanding under its financing agreements, with an additional $12,700,000 available for borrowing. This debt bears interest at an average rate of 8% per year. A significant portion of the Company's receivables from monitoring contracts are pledged as security for the repayment of debt incurred under these financing agreements.

     As a result of these arrangements, the Company is required to make
substantial interest payments on this debt.   We cannot assure you that cash
from operations will continue to be sufficient to make these payments. If the Company should ever become unable to meet its debts as they become due, all revenues from monitoring contracts would become the property of the lender.

     In connection with the Company's current financing arrangements, the lender also received 119,632 shares of the Company's common stock. We have agreed that if the lender receives less than $780,000 when it sells these shares, we have to either pay cash or issue additional shares with a value equal to the amount of the shortfall.

CERTAIN NON-CASH CHARGES

     We are aware of certain non-recurring charges that will reduce income for fiscal 1999. The Company expects to incur charges of up to $437,500 for performance options we granted to two former officers of one of our subsidiaries. In addition, the Company incurred a non-cash charge of approximately $2,600,000 for terminating our previous financing arrangement as part of our debt restructuring.

RISKS RELATED TO GROWTH THROUGH ACQUISITIONS

     A substantial part of our growth since the end of fiscal year 1994 has been through acquisitions. This remains one of our primary strategies. As we target larger acquisitions, we expect them to require significant time and capital, whether or not we accomplish them. Such acquisitions may involve certain unknown risks in addition to those identified in this prospectus. In addition, the acquisition of electronic security service companies may become more expensive. There can be no assurance that the Company will be able to identify companies to acquire or successfully accomplish the acquisitions. Even if acquired, we cannot assure you that we will be able to profitably manage the companies or successfully integrate them into our operations without substantial costs, delays or other problems.

     In addition, the Company cannot predict the size or frequency of any future acquisitions. We cannot assure you that any businesses acquired will be profitable at the time of their acquisition. These businesses may not achieve sales and profitability that justify the investment. We cannot assure you that the Company will be any more efficient as a result of the acquisitions.

     Further, acquisitions may involve a number of special risks, including
(i) negative effects on our reported operating results, (ii) distracting our management from other important issues, (iii) greater burdens on the Company's resources, (iv) too much dependence on key personnel, (v) risks associated with unanticipated problems or legal liabilities and (vi) goodwill resulting from paying more to buy a business than the book value of its assets, some or all of which could have a negative effect on the Company's operations and financial performance.

     In February 1998, we entered into an agreement to acquire Triple A Patrol, a company engaged in the patrol service business. We have limited experience in the patrol service business. Thus, we may not be aware of all the risks involved. In addition, the patrol service business has a significantly lower profit margin than the other services we provide.

     When we make our acquisitions, we do not generally require audited financial statements for the targeted companies. As a result, our estimate of the acquired company's value may be higher than its actual worth. In addition, differences in accounting policies and projections made from financial statements regarding our subscriber accounts could lead us to pay more to purchase a company than it turns out to be worth.

POSSIBLE NEED FOR ADDITIONAL FINANCING; POSSIBLE DILUTIVE EFFECT OF ACQUISITIONS

     We expect to continue to require outside sources of financing for our strategy of growth through acquisitions. We may offer stock as payment for such acquisitions, or raise funds by selling common stock, preferred stock or debt securities. We may also seek bank financing. We cannot assure you that the Company will be able to obtain capital on a timely basis, on favorable terms, or at all. If we are unable to obtain such financing, or generate funds from our operations sufficient to meet our needs, we may be unable to expand and develop.

CANCELLATION OF SUBSCRIBER ACCOUNTS

     Our revenues depend on retaining current subscribers and continuing to add new subscribers for our monitoring and service contracts. As a result, the Company is vulnerable to subscribers canceling their contracts. In recent years, lost revenues from subscriber cancellations have exceeded new revenues added by our sales efforts.

     Our assumed rate of loss for all our subscriber accounts, expressed as total accounts lost per year net of new accounts, is approximately 5%. There could be a negative impact on the Company's financial condition if the number of accounts actually lost is significantly greater than current predictions.

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

     Because the Company's business involves responding to personal emergencies, failures of the Company's products or services carry a high risk of liability claims. We try to manage this risk through contractual limits on liability and damages, and by carrying insurance. However, the contractual limits may not be enforceable in all jurisdictions or circumstances. In addition, a successful claim may be made for damages which exceed the coverage under any insurance policy. In the future, the Company's insurance costs may become more expensive, and there can be no assurance that additional insurance will be available on acceptable terms. If one or more of these occur, it could have an adverse effect on the Company's financial condition and operations.

POSSIBLE ADVERSE EFFECT OF "FALSE ALARM" ORDINANCES

     Alarm activations that result in the dispatch of police or firefighters which are not emergencies are considered "false alarms." We believe that approximately 97% of alarm activations are actually false alarms.

     Laws have been proposed or enacted in response to the high incidence of false alarms. These laws may include (1) fines or penalties payable by the monitoring company, (2) requiring a monitoring company to obtain a license, and then revoking the license, (3) fines or penalties payable by the subscriber, (4) limiting the number of times police will respond to an address, and (5) requiring other verification of alarms before the police will respond.
Enactment of any of these measures could discourage customers from subscribing for or continuing with the Company's services, and adversely effect the Company's operations.

COMPETITION

     The electronic security services industry is highly competitive and fragmented. We compete with national and regional companies, as well as smaller local companies, in all of our operations. New competitors, including telephone and cable companies, continue to enter the industry. Our main competitors with respect to our personal emergency response system are other national or regional emergency response providers and burglar alarm companies that offer medical emergency features in addition to their home protection systems. Certain of these companies have greater financial resources than we do. They also may enjoy a competitive advantage due to their access to a larger client base. There can be no assurance that we will be able to compete successfully in the personal emergency response system industry.

DEPENDENCE ON SUPPLIERS AND MANUFACTURERS

     We do not manufacture any of the equipment or components that we design and install, and we have no guaranteed arrangements with our suppliers. We purchase components through purchase orders placed in the ordinary course of business. Although we believe these components are available from other sources at reasonable prices, we cannot assure you that shortages of components will not occur in the future.

DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT

     Our success largely depends on the efforts of our senior management and other key employees, particularly our three current executive officers, Richard
M. Brooks, the Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board, Robert L. May, the Executive Vice President and Chief

Operating Officer and Ronald A. Feldman, the Executive Vice President, Secretary and Treasurer. The loss of any one of these officers might have a negative impact on the Company's financial condition and operations. Although we have employment agreements with Messrs. Brooks, May and Feldman and certain other employees, there can be no assurance that we will be able to retain the services of such individuals. Under our current financing arrangement, we are in default if Messrs. Brooks, May and Feldman are not employed in certain management positions. We have key-man life insurance policies on the lives of Messrs. Brooks and Feldman in the amount of $3,000,000 and $1,000,000, respectively.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF PREVIOUSLY ISSUED OPTIONS AND
WARRANTS

     As of December 20, 1998, we have 7,620,019 shares of common stock outstanding, 5,574,525 of which are freely tradeable without restriction or further registration under the Securities Act and 2,045,494 of which are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may only be sold subject to the timing and volume limitations of Rule 144.

     In addition to the shares now traded in the market, we have 2,283,039 shares of common stock which are issuable upon the exercise of options, warrants and convertible securities. We cannot predict the effect, if any, that sales of such securities, or their mere availability, will have on the market prices for the common stock. However, the possibility that a substantial number of our securities may, in the near future, be sold in the public market may adversely affect market prices for the common stock and could make it more difficult for the Company to raise capital through the sale of additional equity securities.

POSSIBLE ADVERSE EFFECTS ASSOCIATED WITH THE ISSUANCE OF "BLANK CHECK" PREFERRED STOCK

     Our Certificate of Incorporation authorizes our Board of Directors to issue up to 250,000 shares (of which 239,430 remain available) of "blank check" preferred stock. The Board of Directors, without approval of the stockholders, may fix all the rights and terms of the preferred stock. The issuance of such stock could, among other results, negatively affect the voting power of common stock in the Company. Under certain circumstances, the issuance might make it more difficult for a third party to gain control of the Company, and may discourage bids for the common stock at a premium or otherwise bring down the market price of the common stock.

YEAR 2000 COMPLIANCE

     Year 2000 compliance relates to the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer programs and systems will not be able to differentiate between the year 2000 and 1900. The failure to address the problem could result in system failures and the generation of erroneous data.

     We are in the process of evaluating and addressing the impact of the Year 2000 Issue on our operations to ensure that our information technology and business systems recognize calendar Year 2000. We are utilizing both internal and external resources in implementing our Year 2000 program, which consists of the following phases:

     ASSESSMENT PHASE - Identify all IT and Non-IT issues and establish priorities.

     DETAILED PLANNING PHASE - Develop specific action steps to address the issues identified in the Assessment Phase.

     CONVERSION PHASE - Implement the necessary system modifications as outlined in the Detailed Planning Phase.

     TESTING PHASE - Verify that the modifications implemented in the Conversion Phase will be successful in resolving the Year 2000 Issue so that all identified IT and Non-IT issues will function properly, both individually and on an integrated basis.

     IMPLEMENTATION PHASE - Implement the full tested modifications.

     Based on an inventory conducted during Fiscal 1998, we have identified computer systems that will require modifications or replacement so that they will properly utilize dates beyond December 31, 1999. Some of our critical systems are new and are already Year 2000 compliant, such as the central station monitoring hardware and software used at our Pennsylvania monitoring station and the Company's current accounts receivable and billing software. We plan to install a new Windows-based general ledger and accounts payable program, which the manufacturer warrants is Year 2000 compliant, by the end of the third quarter of Fiscal 1999. We have not incurred significant costs in regard to Year 2000 compliance thus far and we do not expect to incur significant costs in future compliance efforts. In addition, we will initiate communications with our significant suppliers, customers, and financial institutions, to determine their plans for remediating the Year 2000 Issue in their software which the Company relies on. We are attempting to limit the potential impact of the Year 2000 by monitoring the progress of our own Year 2000 project and those of our critical external relationships. Should the Company be notified of any significant issues through our responses to our inquiries of key third parties, we intend to develop and implement contingency plans to minimize the impact on our operations. The Company believes that with modifications to our existing software and conversions to new software, the Year 2000 Issue can be mitigated. However, if such modifications and conversions are not made, or are not completed within an adequate time frame, the Year 2000 could have a material adverse impact on our operations.

                                     THE COMPANY

     The Company is a fully-integrated security systems provider engaged in the monitoring, sale, installation and maintenance of residential and commercial security systems and personal emergency response systems. We are a regional provider of security alarm monitoring services for residential and small business subscribers operating in the states of New York, New Jersey, Pennsylvania, Delaware, Maryland and Connecticut. We provide security patrol services in northeastern Pennsylvania as a supplement to our alarm monitoring services. We are also a nationwide provider of personal emergency response system products which enable individual users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter. As of September 30, 1998 the Company had a total of approximately 64,000 alarm and personal emergency response systems subscribers for which we provide monitoring services. As a result of our acquisitions of subscriber account portfolios, our monthly recurring revenue has grown by approximately $525,000, to approximately $1,325,000 for the month ended September 30, 1998 from approximately $800,000 for the month ended September 30, 1997. According to a May 1998 report published by Security Distributing and Marketing ("SDM"), an organization which publishes industry reports, as of December 31, 1997, the Company is the 18th largest electronic security company in the United States based on gross revenues, and the 16th largest electronic security company based on recurring annual revenues.

     Our electronic security systems business uses electronic systems installed in businesses and residences to provide (i) detection of events such as intrusion or fire, (ii) surveillance and (iii) control of access to property. The detection devices are currently monitored either by a third-party monitoring station located in Euclid, Ohio (the "Euclid Monitoring Station") or our Underwriters Laboratory and Factory Mutual approved monitoring station located in Wilkes Barre, Pennsylvania (the "Triple A Monitoring Station," and together with the Euclid Monitoring Station, the "Monitoring Station"). The Monitoring Station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. During the current fiscal year, we anticipate transferring all of our subscriber accounts from the Euclid Monitoring Station to the Triple A Monitoring Station.

     Our personal emergency response system is an electronic device which is designed to monitor, identify and electronically report emergencies requiring medical, fire or police assistance, to help elderly, disabled and other individuals. When activated by the pressing of a button, or automatically, in the case of certain environmental temperature fluctuations, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to the Monitoring Station which provides continuous monitoring services. In addition, this signal establishes two-way voice communication between the user and the Monitoring Station personnel directly through the personal emergency response system unit, thereby avoiding any need for the user to access a telephone.

     The electronic security services industry is highly fragmented and our strategy is to grow primarily by acquisition, generate internal growth, and grow by offering new products and services. According to an industry report, there are approximately 12,000 separate security services companies nationally and, according to the May 1998 SDM report, the electronic security services industry generates an aggregate of approximately $14 billion in revenues annually. We believe that there is an industry-wide trend towards consolidation due, in part, to the relatively high fixed costs of maintaining a centralized monitoring station and the relatively low incremental cost of servicing additional subscribers. We completed the acquisition of an aggregate of 17 subscriber account portfolios (a total of approximately 19,000 subscriber accounts) during the fiscal year ended June 30, 1998. In October 1998, we completed the acquisition of HealthWatch, Inc., a PERS provider, of an aggregate of approximately 10,000 subscriber accounts.

     The Company's revenues consist primarily of recurring payments under written contracts for the monitoring and servicing of security systems and personal emergency response system products. As of September 30, 1998 we monitored approximately 64,000 subscribers. For the fiscal year ended June 30, 1998, monitoring and service revenues represented 74.8% of total revenues. MRR is a term commonly used in the alarm industry and means monthly recurring revenue that we are entitled to receive under contracts in effect at the end of the period. MRR is utilized by the alarm industry to measure the size of a company, but not as a measure of profitability of performance, and does not include any allowance for future attrition or allowance for doubtful accounts. During the fiscal year ended June 30, 1998, our MRR grew by approximately $450,000, to approximately $1,250,000 from approximately $800,000 for the fiscal year ended June 30, 1997. Total revenues have increased during such period from $12,722,903 to $16,520,128, a 30% increase.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from any sale of the shares.

                                 SELLING STOCKHOLDERS

     The following table sets forth information concerning shares beneficially owned as of November 10, 1998. Other than their ownership of the Company's securities, none of the selling stockholders has had any material relationship with the Company within the past three years, other than as described in the footnotes to the table. The table has been prepared based on information furnished to the Company by American Stock Transfer Trust Company and/or by or on behalf of the selling stockholders.

     Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of this offering. Except as otherwise indicated, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     Of the securities offered hereby (i) 119,632 shares were issued to McGinn, Smith Capital Holdings Corp. in partial consideration for providing financing to the Company, (ii) up to 146,321 shares of common stock may be issued in connection with the Company's guarantee of a promissory note (the "Note") issued by a subsidiary of the Company in connection with an acquisition (the "Liberty Acquisition"), (iii) 2,730 shares of common stock were issued to certain employees of Stephen Schueren in connection with the Liberty Acquisition (iv) 780,597 shares of common stock were issued in connection with an acquisition (the "Health Watch Acquisition") and (v) 20,000 shares of common stock were issued in connection with stock guarantees in connection with a prior acquisition.

                                                            BENEFICIAL OWNERSHIP
STOCKHOLDER                                   OFFERED    PRIOR TO SALE   AFTER SALE
-----------                                   -------    -------------   ----------
McGinn, Smith Capital Holdings Corp. . . .   119,632(1)     119,632              0
Stephen Schueren . . . . . . . . . . . . .   146,321(2)     282,223        135,902
Phil Umile . . . . . . . . . . . . . . . .       758(3)         758              0
Tim Fagan  . . . . . . . . . . . . . . . .       531(3)         537              0
Sally Malarkey . . . . . . . . . . . . . .       531(3)         531              0
Eden Ratliff . . . . . . . . . . . . . . .       379(3)         379              0
Matthew Ratliff  . . . . . . . . . . . . .       379(3)         379              0
Nick Fote  . . . . . . . . . . . . . . . .       152(3)         152              0
Andrew Queen . . . . . . . . . . . . . . .   260,199(4)     260,199              0
Jeffrey Queen  . . . . . . . . . . . . . .   260,199(4)     260,199              0
Jeffrey Queen and Andrew Queen . . . . . .   260,199(4)     260,199              0
Irrevocable Trust U/A January 2, 1998
Michael Seidl  . . . . . . . . . . . . . .    20,000(5)      20,000              0


___________
(1) Shares issued in connection with the Receivable Financing Agreement dated as of July 30, 1998, as amended, among Response Acquisition Corp., United Security Systems, Inc. and McGinn, Smith Capital Holdings Corp. See "Risk Factors" on page 4.

(2) Includes up to 146,321 shares of common stock which may be issued in connection with the Company's guarantee of the Note.

(3)  Shares issued in connection with the Liberty Acquisition.

(4)  Shares issued in connection with the Health Watch Acquisition.

(5) Shares issued in connection with stock guarantees in connection with a prior acquisition.

                                 PLAN OF DISTRIBUTION

     The shares offered hereby may be offered and sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on the Nasdaq SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the selling stockholders may receive commissions or discounts from the selling stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

     In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any such other person. All of the foregoing may affect the marketability of the shares.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares offered hereby until the earlier of the date upon which all of the shares offered hereby have been sold or the date on which the shares offered hereby, in the opinion of counsel, may be immediately sold by the selling stockholders without registration.

     The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the shares offered hereby.

     The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling stockholders. The Company will not receive any of the proceeds from this offering.

     Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                    LEGAL MATTERS

     The validity of the shares under applicable state law has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York 10176.

                                       EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Triple A Security Systems, Inc. and The Jupiter Group, Inc. incorporated by reference in this prospectus from the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1997, as of and for the years ended December 31, 1996 and 1995 have been audited by Terry H. Jones, CPA, independent auditor, as stated in his report which is incorporated by reference, and are incorporated in reliance upon the report of such person given upon his authority as an expert in accounting and auditing.

     The financial statements of HealthWatch, Inc. incorporated by reference in this prospectus from the Company's Form 8-K/A, as amended, having a report date of October 1, 1998, as of and for the fiscal year ended May 31, 1998 have been audited by Goldstein, Lewin & Co., independent auditors, as stated in their report which is incorporated by reference, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York City and Chicago. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically (HTTP://WWW.SEC.GOV). You also may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference and make a part of this prospectus the following:

          (1) the Company's Current Report on Form 8-K/A, as amended, having a report date of October 1, 1998.

          (2) the Company's Quarterly Report Form 10-QSB for the quarter ended September 30, 1998;

          (3) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

          (4) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (file no. 0-20770) filed with the Commission on October 22, 1992;

          (5) the Company's Proxy Statement on Schedule 14A filed with the Commission on December 11, 1997;

          (6) the financial statements of Triple A Security Systems, Inc. as of and for the years ended December 31, 1996 and 1995 included in the Company's Annual Report on Form 10-KSB as amended, for the fiscal year ended June 30, 1997; and

          (7) the financial statements of The Jupiter Group, Inc. as of and for the years ended December 31, 1996 and 1995 included in the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1997.

     Each document filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering made hereby is also incorporated by reference into this prospectus from the filing date of filing of such document.

     If any statement in any document incorporated by reference is inconsistent with this prospectus, the statement in the latest document supersedes the earlier statement. You should not rely on any statement that has been superseded.

     The Company will provide upon request a free copy of the documents that are incorporated by reference in the prospectus. Requests for such information should be directed to: Response USA, Inc., 11-H Princess Road, Lawrenceville, New Jersey 08648; Attention: Richard M. Brooks. The Company's telephone number is (609) 896-4500.


                  SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements included or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: History of Losses and Risk of Future Losses; Highly Leveraged; Additional Payments Relating to Financing Arrangements; Certain Non-Cash Charges; Risks Related to Growth Through Acquisitions; Possible Need for Additional Financing; Possible Dilutive Effect of Acquisitions; Cancellation of Subscriber Accounts; Product Liability and Availability of Insurance; Possible Adverse Effect of "False Alarm" Ordinances; Competition; Dependence on Suppliers and Manufacturers; Dependence on Key Personnel and Management; Shares Eligible for Future Sale; Effect of Previously Issued Options and Warrants; Possible Adverse Effects Associated with the Issuance of "Blank Check" Preferred Stock; Year 2000 Compliance and other factors referenced in this prospectus.

================================================================================
No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                                 ___________________

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Company Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Offering Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . .  13
Special Note Regarding Forward
 Looking Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14




                                    RESPONSE USA,
                                         INC.

                                     ___________



                                     COMMON STOCK





                                    _____________

                                      PROSPECTUS
                                    _____________



                                  JANUARY    , 1999

================================================================================

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

     SEC Registration Fee. . . . . . . . . . . . . . . . . .   $ 1,459.00
     Legal Fees and Expenses . . . . . . . . . . . . . . . .   $ 5,000.00*
     Accounting Fees and Expenses. . . . . . . . . . . . . .   $ 2,500.00*
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .   $ 1,041.00*
     Total . . . . . . . . . . . . . . . . . . . . . . . . .   $10,000.00*

* Estimate


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

     "No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit."

     Article Ninth of the Certificate of Incorporation of the Company permits indemnification of directors of the Corporation. Such Article provides as follows:

     "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

Additionally, Article V of the Company's Bylaws provides the following:

          5.1 RIGHT TO INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

          5.2 ADVANCE OF EXPENSES. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

          5.3 PROCEDURE FOR DETERMINING PERMISSIBILITY. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

          5.4 PROCEEDINGS INITIATED BY AUTHORIZED REPRESENTATIVES. Notwithstanding any other provision of this Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

          5.5 INDEMNIFICATION NOT EXCLUSIVE; INURING OF BENEFIT. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

          5.6 INSURANCE AND OTHER INDEMNIFICATION. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

          5.7 MODIFICATION OR REPEAL. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) The following exhibits are filed herewith:

Exhibit No.                            Description
-----------                            -----------

         2(a)   Agreement and Plan of Reorganization dated August 9, 1990, by and among the Company (Corsica Capital Corp.), Management of
                Corsica Capital Corp. and Lifecall Systems, Inc.(1)
         2(b)   Plan and Agreement of Merger dated March 18, 1992 by and between
                Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)
         2(c)   Delaware Certificate of Ownership and Merger Merging Response
                USA, Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response USA, Inc., a Delaware corporation (1)
         2(d)   Nevada Articles of Merger of Response USA, Inc. (formerly
                Lifecall America, Inc.), a Nevada corporation, into Response
                USA, Inc., a Delaware corporation (1)
         3(a)   Certificate of Incorporation of the Company (3)
         4(a)   Form of Common Stock Certificate (1)
         4(b)   Form of Warrant Agreement (1)
         4(c)   Form of Class A Warrant Certificate (1)
         4(d)   Form of Class B Warrant Certificate (1)
         4(e)   Form of Class C Warrant Certificate (1)
         4(f)   Form of Preferred Warrant Certificate (4)
         4(g)   Incentive Stock Option Plan of the Company adopted by the
                Company's Board on March 18, 1992, and approved by the Company's stockholders on March 1992 (1)
         4(h)   Restricted Stock Option Plan of the Company adopted by the
                Company's Board on August 20, 1990, as amended August 30, 1991,
                January 2, 1992 and March 18, 1992 (1)
         4(i)   1997 Stock Option Plan of the Company adopted by the Company's
                Board in September 1997 (3)
            5   Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
        23(a)   Consent of Deloitte & Touche LLP
        23(b)   Consent of Terry H. Jones, CPA
        23(c)   Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                (contained in the Opinion filed as Exhibit 5)
        23(d)   Consent of Goldstein, Lewin & Co.
           24   Power of Attorney (included on the signature pages hereto)
           27   Financial Data Schedule (2)

__________________
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (registration number 33-47589).
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.
(3) Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (registration number 333-37595).
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1997.

ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Registration Statement on Form S-3 ("Registration Statement") and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lawrenceville, State of New Jersey, December 23, 1998.

                              RESPONSE USA, INC.


                              By: /s/ Richard M. Brooks
                                 -----------------------------------------------
                                    Richard M. Brooks
                                    President, Chief Executive Officer, Chief
                                    Financial Officer and Chairman of the Board


     In accordance with to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.


        NAME                                    TITLE                                   DATE
        ----                                    -----                                   ----
/s/ Richard M. Brooks         Chief Executive Officer, President, Chief          December 23, 1998
-------------------------     Financial Officer and Chairman of the Board
Richard M. Brooks             (Principal Executive Officer) (Principal
                              Accounting and Financial Officer)

          *                   Executive Vice President, Secretary, Treasurer     December 23, 1998
-------------------------     and Director
Ronald A. Feldman*

          *                   Executive Vice President, Chief Operating          December 23, 1998
-------------------------     Officer and Director
Robert L. May*

          *                   Director                                           December 23, 1998
-------------------------
A. Clinton Allen*

          *                   Director                                           December 23, 1998
-------------------------
Stuart R. Chalfin*


 /s/ Richard M. Brooks
-------------------------
*By: Richard M. Brooks
     Attorney-In-Fact

                                  INDEX TO EXHIBITS



EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
        2(a)    Agreement and Plan of Reorganization dated August 9, 1990, by and among the Company (Corsica Capital Corp.), Management of
                Corsica Capital Corp. and Lifecall Systems, Inc.(1)
        2(b)    Plan and Agreement of Merger dated March 18, 1992 by and between
                Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)
        2(c)    Delaware Certificate of Ownership and Merger Merging Response
                USA, Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response USA, Inc., a Delaware corporation (1)
        2(d)    Nevada Articles of Merger of Response USA, Inc. (formerly
                Lifecall America, Inc.), a Nevada corporation, into Response
                USA, Inc., a Delaware corporation (1)
        3(a)    Certificate of Incorporation of the Company (3)
        4(a)    Form of Common Stock Certificate (1)
        4(b)    Form of Warrant Agreement (1)
        4(c)    Form of Class A Warrant Certificate (1)
        4(d)    Form of Class B Warrant Certificate (1)
        4(e)    Form of Class C Warrant Certificate (1)
        4(f)    Form of Preferred Warrant Certificate (4)
        4(g)    Incentive Stock Option Plan of the Company adopted by the
                Company's Board on March 18, 1992, and approved by the Company's stockholders on March 1992 (1)
        4(h)    Restricted Stock Option Plan of the Company adopted by the
                Company's Board on August 20, 1990, as amended August 30, 1991,
                January 2, 1992 and March 18, 1992 (1)
        4(i)    1997 Stock Option Plan of the Company adopted by the Company's
                Board in September 1997 (3)
           5    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
       23(a)    Consent of Deloitte & Touche LLP
       23(b)    Consent of Terry H. Jones, CPA
       23(c)    Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                (contained in the Opinion filed as Exhibit 5)
       23(d)    Consent of Goldstein, Lewin & Co.
          24    Power of Attorney (included on the signature pages hereto)
          27    Financial Data Schedule (2)

_________________

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (registration number 33-47589).
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.
(3) Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (registration number 333-37595).
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1997.